Exhibit 21

AMSOUTH BANCORPORATION

LIST OF SUBSIDIARIES AND AFFILIATES

AT DECEMBER 31, 2004

The following is a list of all subsidiaries of AmSouth Bancorporation showing the jurisdiction in which they were organized.

Subsidiary Name	Jurisdiction Where Organized
AMSOUTH BANK	Alabama
AmSouth Auto Receivables LLC	Delaware
AmSouth Capital Corporation	Delaware
AmSouth Finance Corporation	Alabama
AmSouth Leasing Corporation	Alabama
A-F Leasing, Ltd.	Alabama
AmSouth Leasing, Ltd.	Alabama
A-F Leasing, LLC	Alabama
AmSouth Asset Management, Inc.	Alabama
AmSouth Investment Management Company LLC	Alabama
AmSouth Investment Services, Inc.	Alabama
AmSouth Investment Services, Inc. of Mississippi	Mississippi
AmSouth Investment Services, Inc. of Virginia	Virginia
AmSouth Investment Services, Inc. of Louisiana	Louisiana
AmSouth Riverchase, Inc.	Alabama
ASB Affordable Housing, Inc.	Alabama
Cahaba Holdings, Inc.	Delaware
Cahaba Corporation	Delaware
Cahaba International, Inc.	Delaware
AmSouth Reinsurance Company, Ltd.	Turks & Caicos Islands
Cahaba International, Ltd.	Bermuda
First AmTenn Life Insurance Company	Arizona
FMLS, Inc.	Tennessee
GTC Title, Inc.	Alabama
MCC Holdings, Inc.	Alabama
Meriwether Capital Corporation	Virginia
Southern Equity Mortgage, LLC	Delaware
AmSouth for LaFeria, LLC and AmSouth for Hutton Construction Property #1 Edcouch, LLC	Texas
OakBrook Investments, LLC	Delaware
Sawgrass Asset Management LLC	Delaware

Non Profit Affiliates

AMSOUTH FOUNDATION	Tennessee
AMSOUTH BANCORPORATION FOUNDATION	Alabama
AMSOUTH COMMUNITY DEVELOPMENT CORPORATION	Tennessee